EXHIBIT 16.1
                                [KPMG LETTERHEAD]

May 28, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

KPMG LLP ("KPMG") was previously the principal accountants for The Netplex Group, Inc. (the "Company") and under date of April 19, 1999, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 1998 and 1997. We terminated our appointment as principal accountants on May 14, 1999. We have read the Company's statements included in
Item 4 of its Form 8-K dated May 21, 1999 ("Item 4") and we agree with those statements, except as follows:

KPMG is not in a position to agree to disagree with the statement in the second sentence of the first paragraph of Item 4, to the effect that "the Board of Directors and the Audit Committee did not recommend KPMG for election by the stockholders as the Company's certifying accountants in its definitive proxy materials."

KPMG does not agree with the statement in the fifth paragraph of Item 4, to the effect that "in connection with the audits of the Company's consolidated financial statements for each of the two fiscal years ended December 31, 9998 and 1997, there were no reportable events, as that term is defined in the instructions to Form 8-K."

In a letter to the Audit Committee dated May 13, 1999, KPMG advised the Company that KPMG believed that there was a matter involving the Company's internal control structure and its operation that we considered to be a reportable condition under standards established by The American Institute of Certified Public Accountants ("reportable condition"). The matter referred to the lack of an adequate system of financial reporting, and more specifically, indicated the following:

o During our audit of the Company's 1998 financial statements we noted that the Company had to seek extensions on several of its required filings with the Securities and Exchange Commission and also had to amend the Form 10-Q's previously filed for the first 3 quarters of 1998.

o Our belief that the Company's system of financial reporting is not adequate to enable the Company to report accurate and timely financial information.

o Our belief that the Company's process for accumulating financial data does not provide management with sufficient time to evaluate the data in an effort to ensure accurate financial reporting, nor to enable the Company to meeting financial reporting deadlines in a timely manner.

o Our belief that the Company's system of financial reporting does not include a periodic process of evaluating the Company's financial reporting policies in light of significant events or changes in circumstances which might impact those policies.

KPMG is not in a position to agree or disagree with the first sentence of the seventh paragraph of Item 4, to the effect that "the Company is engaged in the process of selecting another firm to act as the Company's independent accountants."

Very truly yours,

KPMG LLP